Exhibit 99.1

KOCH INDUSTRIES COMPLETES ACQUISITION OF INFOR

NEW YORK – April 6, 2020 – Koch Industries, Inc. announced that it has completed the acquisition of the remaining portion of Infor from Golden Gate Capital. Infor, a global leader in business cloud software specialized by industry, has been a key component of Koch’s technological transformation. Koch companies have made more than $26 billion in technology-related investments in the past six years, transforming a global portfolio of businesses spanning multiple industries. In addition to being an investor since 2017, Koch has been a key customer, implementing Infor solutions across its businesses in areas like enterprise resource planning, human resources, supply chain, asset management and finance.

The acquisition brings new key capabilities to Koch to accelerate digital transformation, while providing Infor with resources and industry knowledge to continue growing its expertise in mission critical software for industries like manufacturing, retail and distribution, among others. Additionally, Infor’s industry-leading Healthcare Operations Platform and Interoperability Solutions extend Koch’s involvement in healthcare, where Koch companies are already engaged in connected device manufacturing, medical product purification, and hospital supplies.

Infor is now a standalone subsidiary of Koch Industries, and continues to operate under the company’s current management team from its headquarters in New York City. The acquisition positions Infor as one of the most well-capitalized companies in technology. Infor has invested approximately $4 billion in product design and development to deliver industry-specific CloudSuites that solve the most challenging operational issues for over 68,000 customers around the globe.

“Joining Koch Industries is an exciting new chapter in Infor’s history,” said Kevin Samuelson, CEO of Infor. “It allows us to take a long-term approach, focused on developing industry-specific solutions that help customers modernize and drive immediate, tangible impact.”

“It’s been clear from day one that Infor’s unique approach and innovative team are truly bringing value to the market,” said Jim Hannan, Executive Vice President and CEO of Enterprises for Koch Industries. “We want to thank Golden Gate Capital for such a productive partnership and welcome Infor’s 17,000 global employees to Koch Industries.”

“We are proud to have founded and grown Infor into an industry leader over the past 18 years,” said David Dominik, Co-Founder of Golden Gate Capital. Golden Gate Capital Managing Director Rishi Chandna added, “We have enjoyed our partnership with management and Koch Industries, and wish the Infor team well in the company’s next era of growth.”

Terms of the deal were not disclosed. Goldman Sachs & Co. LLC, Rothschild, Inc. and Citigroup Global Market, Inc. served as financial advisors to Koch, and Jones Day served as legal advisor to Koch. Morgan Stanley, BofA Securities and Credit Suisse served as financial advisors to Golden Gate Capital, and Kirkland & Ellis LLP and Nob Hill Law Group, P.C. served as legal advisors to Golden Gate Capital.

About Infor

Infor is a global leader in business cloud software specialized by industry. With over 68,000 customers worldwide, Infor is transforming the way businesses operate through best-in-class technology, expertise, and customer-centricity. To learn more, please visit www.infor.com.

Infor customers include:

•	The top 20 aerospace companies

•	9 of the top 10 high tech companies

•	14 of the 25 largest U.S. healthcare delivery networks

•	19 of the 20 largest U.S. cities

•	18 of the top 20 automotive suppliers

•	14 of the top 20 industrial distributors

•	13 of the top 20 global retailers

•	4 of the top 5 brewers

•	17 of the top 20 global banks

•	9 of the 10 largest global hotel brands

•	7 of the top 10 global luxury brands

About Koch Industries, Inc.

Based in Wichita, Kansas, Koch Industries, Inc. is one of the largest private companies in America, with estimated annual revenues as high as $110 billion, according to Forbes. It owns a diverse group of companies involved in refining, chemicals, and biofuels; forest and consumer products; fertilizers; polymers and fibers; process and pollution control systems; electronics, software and data analytics; minerals; glass; automotive components; ranching; commodity trading; and investments. Since 2003, Koch companies have invested nearly $120 billion in growth and improvements. For more news and information, visit www.KOCHind.com.

About Koch Equity Development LLC (KED)

With offices in Wichita and London, KED focuses its efforts on strategic acquisitions and industry agnostic principal investments. Significant principal investments completed include Getty Images, Global Medical Response, Meredith/Time Inc., Solera Holdings Inc., The ADT Corporation, and Transaction Network Services. Since 2012, KED has invested more than $15 billion of equity in principal investments.

About Golden Gate Capital

Golden Gate Capital is a San Francisco-based private equity investment firm with over $15 billion of committed capital. The principals of Golden Gate Capital have a long and successful history of investing across a wide range of industries and transaction types, including going-privates, corporate divestitures, and recapitalizations, as well as debt and public equity investments. Other notable software investments sponsored by Golden Gate Capital include BMC Software, Vector Solutions, Neustar, Ensemble Health Partners, and 2020 Technologies. For more information, visit www.goldengatecap.com.

Contact Information

Sharon Sulc

Infor

614.537.6634

sharon.sulc@infor.com

Rob Carlton Koch

Communications and Marketing

316.828.4070

Rob.Carlton@kochcm.com

Jenny Gore | David Isaacs

Golden Gate Capital | Sard Verbinnen & Co.

312.895.4700 | 415.618.8750

JGore@SARDVERB.com | DIsaacs@SARDVERB.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of securities laws. The forward-looking statements are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “forecast,” “project,” “should” and similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. The forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those anticipated in the forward-looking statements; including those that are discussed under Risk Factors in documents we have filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for our fiscal year ended April 30, 2019, filed with the SEC on June 25, 2019.

Given these risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements included in this press release. The forward-looking statements included in this press release reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, whether as a result of new information, future events or otherwise. Readers should carefully review the risk factors described in our Annual Report on Form 10-K and in other documents that we file from time to time with the SEC including our Quarterly Reports on Form 10-Q.

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